CLOSING AGREEMENT

     THIS TRANSFER AND ASSIGNMENT is executed as of March 30, 1999, by and between WasteMasters, Inc. ("WMI") and Global Eco-Logical Services, Inc. ("Global").

     WHEREAS, WMI and Global entered into a Lease/Purchase Agreement dated January 1, 1999 (the "Lease"), wherein WMI leased its interest in the following described property (collectively, the "Property"), to wit: Wood Management, Inc., a New Jersey corporation; Mini-Max Enterprises, Inc., a New Jersey corporation; Tri-State Waste Disposal, Inc., a New Jersey corporation; Southeastern Research & Recovery, Inc., a South Carolina corporation; Atlantic Coast Demolition & Recycling, Inc., a Pennsylvania corporation (hereinafter, the "Corporations"); and all of the real (hereinafter, the "Landfill Realty") and personal property (hereinafter, the "Landfill Personalty") normally used by the Lessor in the operation of that landfill in Lisbon, Ohio;

     WHEREAS, the Lease contained an option to purchase the Property, which Global has exercised;

     WHEREAS, Global has extended certain loans to WMI in the amount of $894,117.60 since January 1, 1999, which loans are summarized on Exhibit A attached hereto;

     WHEREAS, the Corporations had aggregate negative net working capital in the amount of $232,573.45 as of January 1, 1999 which is summarized on Exhibit A and which negative working capital was the responsibility of WMI under the Lease;

     WHEREAS, WMI paid $29,246.25 to satisfy certain obligations of Global after January 1, 1999, which payments are summarized on Exhibit A;

     WHEREAS, Global paid $21,768.79 in expenses of WMI after January 1, 1999, which payments are summarized on Exhibit A;

     WHEREAS, the total indebtedness of WMI to Global was $1,119,213.59 as of the date of this Agreement;

     WHEREAS, Global has exercised its option to purchase the Property pursuant to paragraph 22 of the Lease, and has agreed to accelerate payment of the first annual installment on the terms set forth herein;

     WHEREAS, the parties have executed this Agreement to evidence the conveyance of the Property to Global, and the settlement and compromise of the obligations of WMI to Global.

     NOW THEREFORE, for the consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, WMI and Global hereby agree as follows:

     1. Payment of Initial Purchase Price for Property. In consideration for the initial purchase price of the Property, Global hereby releases and discharges WMI and its subsidiaries from $1,000,000 of their current obligation to Global.

     2. Payment of First Annual Installment for Property. In consideration for the first annual installment of the Property as set forth in paragraph 22(a) of the Lease, Global hereby releases and discharges WMI and its subsidiaries for $50,000 of their current obligation to Global, and will issue WMI 400,000 shares of common stock of Global, which common stock will bear a restrictive legend in accordance with Rule 144 of the Securities and Exchange Commission.

     3. Consulting Services of WMI. In consideration for consulting services to be rendered by WMI from time to time in connection with the transfer of ownership of the Property to Global, Global agrees to pay WMI $69,213.59, which amount shall be paid by cancellation of the remaining balance of the current obligation to Global.

     4. Execution of Promissory Note. The parties hereby agree that the balance of the purchase price for the Property, being $4,000,000, shall be satisfied by Global's execution of the Promissory Note which is attached hereto as Exhibit B.

     5. Transfer and Assignment of Corporations. WMI hereby sells, transfers, assigns, delivers and conveys to Global, its successors and assigns, or its designee, all right, title and interest of WMI in and to the common stock of the Corporations, and any claim which WMI has against the Corporations (other than any claim for enforcement of the obligations created by this Assignment).

     6. Transfer of Landfill Realty. WMI shall transfer the Landfill Realty to Global by the execution and recordation of that deed attached hereto as Exhibit C.

     7. Indemnification of WMI. In partial consideration for the assignment of such stock and claims in and against the Corporations to Global, Global hereby agrees to indemnify and hold WMI and its officers, directors, employees and subsidiaries harmless against any and all such claims or liabilities asserted against WMI, including any attorney's fees incurred as a result of such claims or liabilities, arising out of the operation of, or related to, the Corporations whenever incurred, including any liability to vendors, lessors, taxing authorities, or lenders to the Corporations, including any liability of the Corporations or WMI on the following judgment: American Waste Transport & Recycling, Inc. v. WasteMasters, Inc., pending in the Superior Court of New Jersey, Burlington County, Docket No. Bur-L-2730-98, for $80,298.42.

     8. Release of WMI. In consideration for the tranactions effectuated herein, the Corporations hereby release and discharge WMI from any claim or liability which they may have against WMI, and the Global hereby agrees to indemnify and hold WMI harmless against any claim or liability, including attorney's fees incurred in defense of such claim or liability, which the Corporations might have against WMI.

     9. Turnover of Books and Records. Global and the Corporations recognize that WMI will have an obligation to prepare audited financial statements for the Corporations through the date of this Agreement in order to comply with securities reporting requirements. Therefore, the Corporations hereby agree to provide WMI and its auditors with reasonable access to its books, records and personnel for purposes of obtaining such audit.

     10. Landfill Personalty. WMI hereby grants, conveys, sells, transfers, sets-over and delivers unto Global, all of WMI's right, title and interest in and to the Landfill Personalty, to have and to hold, all and singular, the Landfill Personalty unto Global forever.

     11. No Warranties. The Corporations and the Landfill Personalty are being conveyed to Global "as is, where is" and without any warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose.

     12. Survival of Assignment. The provisions of this Assignment shall survive the consummation of the transactions provided for herein.

     13. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of Georgia.

     14. Binding Effect. This instrument shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, Assignor and Assignee have executed and sealed this Assignment as of the day and year first above written.

                               WASTEMASTERS, INC., a Maryland corporation


                               /s/ A. Leon Blaser
                               By: A. Leon Blaser,
                               Chief Executive Officer


                               GLOBAL ECO-LOGICAL SERVICES, INC.


                               /s/ Richard Tuorto
                               By: Richard Tuorto,
                               President

                                Exhibit A

Global Eco-Logical Services, Inc.
Reconciliation of Note Receivable-Wastemasters
As of 2/28/99

---------------------------------------------------------------------

Wire Transfers to Wastemasters First Union account         532,097.00
Wire Transfer to CAT Recycling                             200,329.05
Wire Transfer direct to creditors                           15,000.00
January operating funds deposited in First Union account:

                                        Atlantic Coast      45,954.32
                                        Wood Mgmt           31,674.91
                                        MiniMax             25,062.32
                                        SRR                 44,000.00
                                                         ------------

Total Cash Transferred                                     894,117.60

Negative Working Capital (Cash, AR, AP)
 transferred from subs:

                                        Atlantic Coast     247,499.05
                                        Wood Mgmt.          56,997.84
                                        MiniMax             (8,969.54)
                                        SRR                (79,565.77)
                                        Lisbon Landfill     16,611.87
                                                          -----------

Net Working Capital Transferred                            232,573.45

Global Payroll Paid by Wastemasters:

                                        Atlantic Coast      (6,420.62)
                                        Wood Mgmt           (4,226.95)
                                        MiniMax             (4,698.46)
                                        SRR                 (9,498.76)
                                        Lisbon Landfill     (2,634.58)
                                        Corporate           (1,766.88)
                                                           -----------

Total Global Expenses Paid by WM                           (29,246.25)

WasteMasters Expenses Paid by Global:

                                        T. Fenn              2,397.81
                                        W. Tuorto              626.40
                                        R. Tuorto            5,252.72
                                        F. Beltran
                                          Severance          6,718.47
                                        Office Depot           768.31
                                        Sterling Legal       4,160.00
                                        Winstar              1,845.08
                                                          -----------

Total WM Expenses Paid by Global                            21,768.79
                                                          -----------

Note Receivable @ 2/28/99                                1,119,213.59
                                                        =============

                                Exhibit B

                             PROMISSORY NOTE
$4,000,000.00                                              March 30, 1999

     FOR VALUE RECEIVED, Global Eco-Logical Services, Inc. (hereinafter referred to as the "Maker"), promises to pay to the order of WasteMasters, Inc. ("Holder"), or assigns, at such place as the Holder may from time to time designate in writing to the Maker, in lawful money of the United States of America, the principal sum of Four Million Dollars and No Cents ($4,000,000.00), or so much as may outstanding from time to time. The principal due under this Note shall be paid without interest in the following manner:

     1) $2,000,000 on March 30, 2001, provided that the Maker may satisfy this payment by payment to the Holder of $75,000 cash and 400,000 shares of restricted stock of the Maker on before the due date of the payment; and

     2) $2,000,000 on March 30, 2002, provided that the Maker may satisfy this payment by payment to the Holder of $125,000 cash and 400,000 shares of restricted stock of the Maker on before the due date of the payment.

      In the event the Maker exercises any option to satisfy a principal payment on this Note by payment of shares of common stock and cash as set forth above subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of common stock or common stock shall be changed into the same or a different number of shares of the same or another class or classes, then the Holder shall receive, instead of the number of shares set forth above, that number and class of shares equal to the number and class of shares which the Holder would be holding had the Maker exercised such option on the date of this Note and such shares had not been disposed of by the Holder; provided, however, that no factional share shall be issued upon any such exercise, and any fractional share issuable shall be rounded up the nearest whole share.

     The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty or premium. Any payment of principal on this Note which is not made when due, as herein provided, shall bear interest at the rate of 10% per annum until paid.

     If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

     Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or
(2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of the State of Georgia, against the enforcement and collection of the obligations evidenced by this Note except as described above.

     In the event that this Note is collected by law or through an attorney at law, or under advice therefrom, the Maker agrees to pay all costs of collection, including reasonable attorneys' fees actually incurred. This Note shall be governed by the laws of the State of Georgia.

     Given under the hand and seal of the undersigned, the date and year indicated above.

     DATED this 30th day of March 1999.

                                   Global Eco-Logical Services, Inc.


                                   /s/ Richard Tuorto
                                   By: Richard Tuorto, President